THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         Subject to Completion, Pricing Supplement dated March 22, 2002

PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 70 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                    Dated           , 2002
                                                                  Rule 424(b)(3)

                                  $
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                             -----------------------
                        8% SPARQS due September 15, 2003
                          Mandatorily Exchangeable for
            Shares of Common Stock of TEXAS INSTRUMENTS INCORPORATED

      Stock Participation Accreting Redemption Quarterly-pay Securities(SM)
                                 ("SPARQS(SM)")

The SPARQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead, the SPARQS will pay at maturity a number of shares of Texas Instruments common stock, subject to our right to call the
SPARQS for cash at any time beginning April   , 2003.

o    The principal amount and issue price of each SPARQS is $   , which is equal
     to the closing price of Texas Instruments common stock on the day we offer the SPARQS for initial sale to the public.

o    We will pay 8% interest (equivalent to $       per year) on the $
     principal amount of each SPARQS. Interest will be paid quarterly, beginning June 15, 2002.

o At maturity, unless we have previously called the SPARQS for the cash call price, you will receive one share of Texas Instruments common stock in exchange for each SPARQS, subject to adjustment for certain corporate events relating to Texas Instruments Incorporated.

o    Beginning April   , 2003, we have the right to call all of the SPARQS at
     any time and pay to you the cash call price, which will be calculated based on the call date. The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of % per annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

o If we decide to call the SPARQS, we will give you notice at least 10 but not more than 30 days before the call date specified in the notice. You will not have the right to exchange your SPARQS for Texas Instruments common stock prior to maturity.

o Investing in SPARQS is not equivalent to investing in Texas Instruments common stock.

o Texas Instruments Incorporated is not involved in this offering of SPARQS in any way and will have no obligation of any kind with respect to the SPARQS.

o We will apply to list the SPARQS to trade under the proposed symbol "TIS" on the American Stock Exchange LLC.

You should read the more detailed description of the SPARQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of SPARQS."

The SPARQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                           PRICE $        PER SPARQS

                            -----------------------


                               Price to            Agent's          Proceeds to
                               Public(1)         Commissions         Company(1)
                               ---------         -----------         ----------
Per SPARQS.....................     $                  $                  $
Total..........................     $                  $                  $
------------------
(1)   Plus accrued interest, if any, from the original issue date.

If you purchase at least 100,000 SPARQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $   per SPARQS (  % of the issue price). In that case, the Agent's
commissions will be $   per SPARQS.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the SPARQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The SPARQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the SPARQS at maturity is linked to the performance of the common stock of Texas Instruments Incorporated, which we refer to as Texas Instruments Stock. The SPARQS also provide fixed quarterly payments at an annual rate of 8% based on the principal amount of each SPARQS. Unlike ordinary debt securities, SPARQS do not guarantee the return of principal at maturity. Instead the SPARQS pay a number of shares of Texas Instruments Stock at maturity, subject to our right to call the SPARQS for cash at any time on or after April , 2003. The payment you will receive in the event that we exercise our call right will depend upon the call date and will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of % per annum on the issue price of the SPARQS from and including the date of issuance to but excluding the call date. The calculation of the call price for any call date takes into account the time value of all of the payments made per SPARQS from the date of issuance to and including the applicable call date.

     "Stock Participation Accreting Redemption Quarterly-pay Securities" and "SPARQS" are our service marks.


Each SPARQS                   We, Morgan Stanley Dean Witter & Co., are
costs $                       offering 8% Stock Participation Accreting
                              Redemption Quarterly-pay Securities(SM) due
                              September 15, 2003, Mandatorily Exchangeable for
                              Shares of Common Stock of Texas Instruments
                              Incorporated, which we refer to as the
                              SPARQS(SM). The principal amount and issue price
                              of each SPARQS is $   , which is equal to the
                              closing price of Texas Instruments Stock on the day we offer the SPARQS for initial sale to the public.

No guaranteed                 Unlike ordinary debt securities, the SPARQS do
return of principal           not guarantee any return of principal at
                              maturity. Instead the SPARQS will pay an amount of Texas Instruments Stock at maturity, subject to our prior call of the SPARQS for the applicable call price in cash. Investing in SPARQS is not equivalent to investing in Texas
                              Instruments Stock.

8% interest on the            We will pay interest on the SPARQS, at the rate
principal amount              of 8% of the per year, principal amount quarterly
                              on each March 15, June 15, September 15 and
                              December 15, beginning June 15, 2002. The interest rate we pay on the SPARQS is more than the current dividend rate on Texas Instruments
                              Stock. The SPARQS will mature on September 15,
                              2003. If we call the SPARQS, we will pay accrued but unpaid interest on the SPARQS to but excluding the applicable call date.

Payout at maturity            At maturity, if we have not previously called the
                              SPARQS, we will deliver to you a number of shares
                              of Texas Instruments Stock equal to the exchange
                              ratio for each $   principal amount of SPARQS you
                              hold. The initial exchange ratio is one share of Texas Instruments Stock per SPARQS, subject to adjustment for certain corporate events relating to Texas Instruments Incorporated, which we refer to as Texas Instruments. You do not have the right to exchange your SPARQS for Texas
                              Instruments Stock prior to maturity.

                              You can review the historical prices of Texas Instruments Stock in the section of this pricing supplement called "Description of
                              SPARQS--Historical Information."

                              If a market disruption event occurs on September 5, 2003, the maturity date of the SPARQS may be postponed. See the section of this pricing supplement called "Description of
                              SPARQS--Maturity Date."

Your return on the            The return investors realize on the SPARQS may be
SPARQS may be                 limited by our call right. We have the right to
limited by our call right     call all of the SPARQS at any time beginning
                              April  , 2003, including at maturity, for the cash
                              call price, which will be calculated based on the
                              call date. The call price will be an amount of
                              cash per SPARQS that, together with all of the
                              interest paid on the SPARQS to and including the
                              call date, gives you a yield to call of   % per
                              annum on the issue price of each SPARQS from and including the date of issuance to but excluding the call date.

                              You should not expect to obtain a total yield
                              (including interest payments) of more than   % per
                              annum on the issue price of the SPARQS to the date we exercise our call right. If we call the SPARQS, you will receive the cash call price and not Texas Instruments Stock or an amount based upon the market price of Texas Instruments Stock.

                              The yield to call, and the call price for a particular call date that the yield to call implies, takes into account the time value of any periodic payments that are made on a given investment. That is, in the case of the SPARQS, the yield to call assumes that an investor in the SPARQS earns the yield to call rate on a particular cash flow on the SPARQS, such as an interest payment or the payment of the call price on a particular call date, from the date of issuance of the SPARQS to but excluding the date of the applicable payment. As a result, the call price for any call date is an amount per SPARQS such that the present value of all of the payments made on the SPARQS to and including the applicable call date (i.e., including the call price and all of the interest payments), when discounted to the date of issuance from the payment date of those cash flows at the yield to call rate of % per annum, equals the issue price of the SPARQS.

                              If we call the SPARQS, we will do the following:

                              o     send a notice announcing that we have
                                    decided to call the SPARQS;

                              o specify in the notice a call date when you will receive payment in exchange for delivering your SPARQS to the trustee; that call date will not be less than 10 nor more than 30 days after the date of the notice; and

                              o specify in the notice the cash call price that we will pay to you in exchange for each SPARQS.

                              If we were to call the SPARQS on April   , 2003,
                              which is the earliest day on which we may call the SPARQS, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date, would be
                              $   per SPARQS. If we were to call the SPARQS on
                              the maturity date, the total payment you would receive on the SPARQS, including interest paid from the date of issuance through the call date (which is the same date that would have otherwise
                              been the maturity date), would be $   per SPARQS.


The yield to call on the      The yield to call on the SPARQS is   %, which
SPARQS is     %               means that the annualized rate of return that you
                              will receive on the issue price of the SPARQS if
                              we call the SPARQS will be   %. The calculation of
                              the yield to call takes into account the issue
                              price of the SPARQS, the time to the call date,
                              and the amount and timing of interest payments on
                              the SPARQS, as well as the call price. If we call
                              the SPARQS on any particular call date, the call
                              price will be an amount so that the yield to call
                              on the SPARQS to but excluding the call date will
                              be   % per annum.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank (formerly known as The Chase Manhattan
                              Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the call price that you will receive if we call the SPARQS. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of Texas
                              Instruments Stock and that we describe in the section of this pricing supplement called
                              "Description of SPARQS--Antidilution
                              Adjustments."

No affiliation with           Texas Instruments is not an affiliate of ours and
Texas Instruments             is not involved with this offering in any way.
                              The obligations represented by the SPARQS are obligations of Morgan Stanley Dean Witter & Co.
                              and not of Texas Instruments.

Where you can find more       The SPARQS are senior notes issued as part of our
information on the SPARQS     Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the SPARQS, including the specific mechanics for exercise of our call right, you should read the "Description of SPARQS" section in this pricing supplement. You should also read about some of the risks involved in investing in SPARQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the SPARQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the SPARQS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The SPARQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Texas Instruments Stock, there is no guaranteed return of principal. Investing in SPARQS is not equivalent to investing directly in Texas Instruments Stock. In addition, you do not have the right to exchange your SPARQS for Texas Instruments Stock prior to maturity. The return investors realize on the SPARQS may be limited by our call right. This section describes the most significant risks relating to the SPARQS. You should carefully consider whether the SPARQS are suited to your particular circumstances before you decide to purchase them.

SPARQS are not ordinary       The SPARQS combine features of equity and debt.
senior notes --               The terms of the SPARQS differ from those of
no guaranteed return of       ordinary debt securities in that we will not pay
principal                     you a fixed amount at maturity. Our payout to you
                              at maturity will be a number of shares of Texas
                              Instruments Stock, subject to our right to call
                              the SPARQS for cash at any time beginning
                              April   , 2003. If the market price of Texas
                              Instruments Stock at maturity is less than the market price on the day we offer the SPARQS for initial sale to the public and we have not called the SPARQS, we will pay you an amount of Texas
                              Instruments Stock with a value that is less than the principal amount of the SPARQS.

Your appreciation             The appreciation potential of the SPARQS may be
potential may be limited by   limited by our call right. The $   issue price of
our call right                one SPARQS is equal to the market price of one
                              share of Texas Instruments Stock on the day we
                              offer the SPARQS for initial sale to the public.
                              If we exercise our call right, you will receive
                              the cash call price described under "Description
                              of SPARQS--Call Price" below and not Texas
                              Instruments Stock or an amount based upon the
                              market price of Texas Instruments Stock. The
                              payment you will receive in the event that we
                              exercise our call right will depend upon the call
                              date and will be an amount of cash per SPARQS
                              that, together with all of the interest paid on
                              the SPARQS to and including the call date,
                              represents a yield to call of   % per annum on the
                              issue price of the SPARQS from the date of
                              issuance to but excluding the call date. We may
                              call the SPARQS at any time on or after April   ,
                              2003, including on the maturity date. You should
                              not expect to obtain a total yield (including
                              interest payments) of more than   % per annum on
                              the issue price of the SPARQS to the date we exercise our call right.

Secondary trading             There may be little or no secondary market for
may be limited                the SPARQS. Although we will apply to list the
                              SPARQS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the SPARQS but is not required to do so.

Market price of the SPARQS    Several factors, many of which are beyond our
influenced by many            control, will influence the value of the SPARQS.
unpredictable factors         We expect that generally the market price of
                              Texas Instruments Stock on any day will affect
                              the value of the SPARQS more than any other
                              single factor. However, because we have the right
                              to call the SPARQS at any time beginning April   ,
                              2003 for a call price that is not linked to the market price of Texas Instruments Stock, the SPARQS may trade differently from Texas
                              Instruments Stock. Other factors that may influence the value of the SPARQS include:

                              o    the volatility (frequency and magnitude
                                   of changes in price) of Texas Instruments
                                   Stock

                              o    the dividend rate on Texas Instruments Stock

                              o    economic, financial, political,
                                   regulatory or judicial events that
                                   affect stock markets generally and which may affect the market price of Texas Instruments Stock

                              o    interest and yield rates in the market

                              o the time remaining until we can call the SPARQS and until the SPARQS mature

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your SPARQS prior to maturity. For example, you may have to sell your SPARQS at a substantial discount from the principal amount if the market price of Texas Instruments Stock is at, below, or not sufficiently above the initial market price.

                              You cannot predict the future performance of Texas Instruments Stock based on its historical performance. The price of Texas Instruments Stock may decrease so that you will receive at maturity an amount of Texas Instruments Stock worth less than the principal amount of the SPARQS. We cannot guarantee that the price of Texas Instruments Stock will increase so that you will receive at maturity an amount of Texas Instruments Stock worth more than the principal amount of the SPARQS. If we exercise our call right and call the SPARQS, you will receive the cash call price and not Texas Instruments Stock, and your yield to the call date (including all of the interest paid on the SPARQS) will be % per annum on the issue price of each SPARQS, which may be more or less than the yield on a direct investment in Texas Instruments Stock.

No affiliation with           We are not affiliated with Texas Instruments.
Texas Instruments             Although we do not have any non-public
                              information about Texas Instruments as of the date of this pricing supplement, we or our affiliates may presently or from time to time engage in business with Texas Instruments, including extending loans to, or making equity investments in, Texas Instruments or providing advisory services to Texas Instruments, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Texas
                              Instruments. Neither we nor any of our affiliates undertakes to disclose any such information to you. Moreover, we have no ability to control or predict the actions of Texas Instruments, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our affiliates from time to time have published and in the future may publish research reports with respect to Texas Instruments. These research reports may or may not recommend that investors buy or hold
                              Texas Instruments Stock. Texas Instruments is not involved in the offering of the SPARQS in any way and has no obligation to consider your interest as an owner of SPARQS in taking any corporate actions that might affect the value of your SPARQS. None of the money you pay for the SPARQS will go to Texas Instruments.

You have no                   As an owner of SPARQS, you will not have voting
shareholder rights            rights or rights to receive dividends or other
                              distributions or any other rights with respect to Texas Instruments Stock.

The antidilution              MS & Co., as calculation agent, will adjust the
adjustments we are            amount payable at maturity for certain events
required to make do           affecting Texas Instruments Stock, such as stock
not cover corporate           splits and stock dividends, and certain other
event that can affect         corporate actions involving Texas Instruments,
Texas Instruments Stock       such as mergers. However, the calculation agent
                              is not required to make an adjustment for every corporate event that can affect Texas Instruments
                              Stock. For example, the calculation agent is not required to make any adjustments if Texas
                              Instruments or anyone else makes a partial tender or partial exchange offer for Texas Instruments
                              Stock. If an event occurs that does not require the calculation agent to adjust the amount of Texas Instruments Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the cash amount you will receive if we
and its affiliates may        call the SPARQS and what adjustments should be
influence determinations      made to the exchange ratio to reflect certain
                              corporate and other events. We expect that MS &
                              Co. and other affiliates will carry out hedging activities related to the SPARQS (and possibly to other instruments linked to Texas Instruments
                              Stock), including trading in Texas Instruments
                              Stock as well as in other instruments related to Texas Instruments Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio. MS & Co. and some of our other subsidiaries also trade Texas
                              Instruments Stock and other financial instruments related to Texas Instruments Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Texas
                              Instruments Stock and, accordingly, could affect your payout on the SPARQS.

Because the characterization  You should also consider the tax consequences of
of the SPARQS for federal     investing in the SPARQS. There is no direct legal
income tax purposes is        authority as to the proper tax treatment of the
uncertain, the material       SPARQS, and therefore significant aspects of the
federal income tax            tax treatment of the SPARQS are uncertain.
consequences of an            Pursuant to the terms of the SPARQS, Morgan
investment in the SPARQS      Stanley and you agree to treat a SPARQS as an
are uncertain                 investment unit consisting of (A) a terminable
                              forward contract and (B) a deposit with us of a fixed amount of cash to secure your obligation under the terminable forward contract, as described in the section of this pricing supplement called "Description of SPARQS--United
                              States Federal Income Taxation--General." The terminable forward contract (i) requires you
                              (subject to our call right) to purchase Texas
                              Instruments Stock from us at maturity, and (ii) allows us, upon exercise of our call right, to terminate the terminable forward contract by returning your deposit and paying to you an amount of cash equal to the difference between the deposit and the call price. If the Internal
                              Revenue Service (the "IRS") were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS and your basis for Texas Instruments Stock received in exchange for the SPARQS may differ.
                              We do not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                              Please read carefully the section of this pricing supplement called "Description of SPARQS--United
                              States Federal Income Taxation."

                             DESCRIPTION OF SPARQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "SPARQS" refers to each $ principal amount of our 8% SPARQS due September 15, 2003, Mandatorily Exchangeable for Shares of Common Stock of Texas Instruments Incorporated. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..................     $

Maturity Date.....................     September 15, 2003, subject to
                                       extension in accordance with the
                                       following paragraph in the event of a
                                       Market Disruption Event on September 5,
                                       2003.

                                       If the Final Call Notice Date is
                                       postponed due to a Market Disruption
                                       Event or otherwise and we elect to call
                                       the SPARQS, the Maturity Date will be
                                       postponed so that the Maturity Date will be the tenth calendar day following the Final Call Notice Date. See "--Final Call Notice Date" below.

Interest Rate....................      8% per annum (equivalent to $   per annum
                                       per SPARQS)

Interest Payment Dates...........      June 15, 2002, September 15, 2002,
                                       December 15, 2002, March 15, 2003, June
                                       15, 2003 and the Maturity Date.

Record Date......................      The Record Date for each Interest
                                       Payment Date, including the Interest
                                       Payment Date scheduled to occur on the
                                       Maturity Date, will be the date 5
                                       calendar days prior to such Interest
                                       Payment Date, whether or not that date
                                       is a Business Day; provided, however,
                                       that in the event that we call the
                                       SPARQS, no Interest Payment Date will
                                       occur after the Morgan Stanley Notice
                                       Date, except for any Interest Payment
                                       Date for which the Morgan Stanley Notice
                                       Date falls on or after the "ex-interest" date for the related interest payment, in which case the related interest payment will be made on such Interest
                                       Payment Date; and provided, further,
                                       that accrued but unpaid interest payable on the Call Date, if any, will be payable to the person to whom the Call
                                       Price is payable. The "ex- interest"
                                       date for any interest payment is the
                                       date on which purchase transactions in
                                       the SPARQS no longer carry the right to
                                       receive such interest payment.

Specified Currency...............      U.S. Dollars

Issue Price......................      $       per SPARQS

Original Issue Date
(Settlement Date)................      April  , 2002

CUSIP............................      61744Y389

Denominations....................      $       and integral multiples thereof

Morgan Stanley Call Right........      On any scheduled Trading Day on or after
                                       April , 2003, we may call the SPARQS, in whole but not in part, for the Call
                                       Price. If we call the SPARQS, the cash
                                       Call Price and any accrued but unpaid
                                       interest on the SPARQS will be delivered to you on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your SPARQS to the Trustee. We will, or will cause the Calculation Agent to, deliver such cash to the Trustee for delivery to you.

Morgan Stanley Notice Date.......      The scheduled Trading Day on which we
                                       issue our notice of mandatory exchange,
                                       which must be at least 10 but not more
                                       than 30 days prior to the Call Date.

Final Call Notice Date...........      September 5, 2003; provided that if
                                       September 5, 2003 is not a Trading Day
                                       or if a Market Disruption Event occurs
                                       on such day, the Final Call Notice Date
                                       will be the immediately succeeding
                                       Trading Day on which no Market
                                       Disruption Event occurs.

Call Date........................      The day specified by us in our notice of
                                       mandatory exchange, on which we will
                                       deliver cash to holders of SPARQS for
                                       mandatory exchange, which day may be any scheduled Trading Day on or after April
                                        , 2003 or the Maturity Date (regardless
                                       of whether the Maturity Date is a
                                       scheduled Trading Day).

Call Price.......................      The Call Price with respect to any Call
                                       Date is an amount of cash per SPARQS
                                       such that the sum of the present values
                                       of all cash flows on each SPARQS to and
                                       including the Call Date (i.e., the Call
                                       Price and all of the interest payments
                                       on each SPARQS), discounted to the
                                       Original Issue Date from the applicable
                                       payment date at the Yield to Call rate
                                       of   % per annum computed on the basis of
                                       a 360-day year of twelve 30-day months,
                                       equals the Issue Price, as determined by the Calculation Agent.

                                       The table of indicative Call Prices set
                                       forth below illustrates what the Call
                                       Price per SPARQS would be if we were to
                                       call the SPARQS on April   , 2003 (which
                                       is the earliest date on which we may
                                       call the SPARQS) and on any subsequent
                                       scheduled Interest Payment Date through
                                       the Maturity Date:

                                       Call Date                     Call Price
                                       ---------                     ----------
                                       April   , 2003................ $
                                       June 15, 2003................. $
                                       September 15, 2003............ $

                                       The indicative Call Prices set forth
                                       above do not include the accrued but
                                       unpaid interest that would also be
                                       payable on each SPARQS on the applicable
                                       Call Date. We may call the SPARQS on any scheduled Trading Day on or after April
                                         , 2003.

                                       For more information regarding the
                                       determination of the Call Price and
                                       examples of how the Call Price is
                                       calculated in certain hypothetical
                                       scenarios, see Annex A to this pricing
                                       supplement.

Yield to Call....................      The Yield to Call on the SPARQS is  %,
                                       which means that the annualized rate of
                                       return that you will receive on the
                                       Issue Price of the SPARQS if we call the
                                       SPARQS will be  %. The calculation of the
                                       Yield to Call takes into account the
                                       Issue Price of the SPARQS, the time to
                                       the Call Date, and the amount and timing
                                       of
                                       interest payments on the SPARQS, as well
                                       as the Call Price. If we call the SPARQS
                                       on any particular Call Date, the Call
                                       Price will be an amount so that the
                                       Yield to Call on the SPARQS to but
                                       excluding the Call Date will be   % per
                                       annum. See Annex A to this pricing
                                       supplement.

Exchange at Maturity.............      Unless we have previously called the
                                       SPARQS, at maturity, upon delivery of
                                       the SPARQS to the Trustee, we will apply
                                       the $   principal amount of each SPARQS
                                       as payment for and will deliver a number of shares of Texas Instruments Stock at the Exchange Ratio.

                                       We shall, or shall cause the Calculation
                                       Agent to, (i) provide written notice to
                                       the Trustee and to the Depositary, on or
                                       prior to 10:30 a.m. on the Trading Day
                                       immediately prior to maturity of the
                                       SPARQS, of the amount of Texas
                                       Instruments Stock to be delivered with
                                       respect to the $    principal amount of
                                       each SPARQS and (ii) deliver such shares of Texas Instruments Stock (and cash in respect of interest and any fractional shares of Texas Instruments Stock) to the Trustee for delivery to the holders.

No Fractional Shares.............      Upon delivery of the SPARQS to the
                                       Trustee at maturity, we will deliver the aggregate number of shares of Texas
                                       Instruments Stock due with respect to
                                       all of such SPARQS, as described above,
                                       but we will pay cash in lieu of
                                       delivering any fractional share of Texas
                                       Instruments Stock in an amount equal to
                                       the corresponding fractional Market
                                       Price of such fraction of a share of
                                       Texas Instruments Stock as determined by the Calculation Agent as of the second scheduled Trading Day prior to maturity of the SPARQS.

Exchange Ratio...................      1.0, subject to adjustment for certain
                                       corporate events relating to Texas
                                       Instruments. See "--Antidilution
                                       Adjustments" below.

Market Price.....................      If Texas Instruments Stock (or any other
                                       security for which a Market Price must
                                       be determined) is listed on a national
                                       securities exchange, is a security of
                                       the Nasdaq National Market or is
                                       included in the OTC Bulletin Board
                                       Service ("OTC Bulletin Board") operated
                                       by the National Association of
                                       Securities Dealers, Inc. (the "NASD"),
                                       the Market Price for one share of Texas
                                       Instruments Stock (or one unit of any
                                       such other security) on any Trading Day
                                       means (i) the last reported sale price,
                                       regular way, of the principal trading
                                       session on such day on the principal
                                       United States securities exchange
                                       registered under the Securities Exchange
                                       Act of 1934, as amended (the "Exchange
                                       Act"), on which Texas Instruments Stock
                                       (or any such other security) is listed
                                       or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable
                                       (even if Texas Instruments Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption
                                       Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Texas Instruments
                                       Stock (or any such other security)
                                       obtained from as many dealers in such
                                       security, but not exceeding three, as
                                       will make such bid prices available to
                                       the Calculation Agent. Bids of MS & Co.
                                       or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A
                                       "security of the Nasdaq National Market" shall include a security included in any successor to such system, and the term
                                       "OTC Bulletin Board Service" shall
                                       include any successor service thereto.

Trading Day......................      A day, as determined by the Calculation
                                       Agent, on which trading is generally
                                       conducted on the New York Stock
                                       Exchange, Inc. ("NYSE"), the AMEX, the
                                       Nasdaq National Market, the Chicago
                                       Mercantile Exchange and the Chicago
                                       Board of Options Exchange and in the
                                       over-the-counter market for equity
                                       securities in the United States.

Acceleration Event...............      If on any date the product of the Market
                                       Price per share of Texas Instruments
                                       Stock and the Exchange Ratio is less
                                       than $2.00, the maturity date of the
                                       SPARQS will be deemed to be accelerated
                                       to such date, and we will apply the $
                                       principal amount of each SPARQS as
                                       payment for and will deliver a number of shares of Texas Instruments Stock at the then current Exchange Ratio, plus accrued but unpaid interest to but excluding the date of acceleration. See also "--Antidilution Adjustments" below.

Book Entry Note or Certificated
   Note..........................      Book Entry

Senior Note or Subordinated
   Note..........................      Senior

Trustee..........................      JPMorgan Chase Bank (formerly known as
                                       The Chase Manhattan Bank)

Agent for the underwritten
   offering of SPARQS............      MS & Co.

Calculation Agent................      MS & Co.

                                       All determinations made by the
                                       Calculation Agent will be at the sole
                                       discretion of the Calculation Agent and
                                       will, in the absence of manifest error,
                                       be conclusive for all purposes and
                                       binding on you and on us.

                                       All calculations with respect to the
                                       Exchange Ratio and Call Price for the
                                       SPARQS will be rounded to the nearest
                                       one hundred- thousandth, with five
                                       one-millionths rounded upward (e.g.,
                                       .876545 would be rounded to .87655); all dollar amounts related to the Call Price resulting from such calculations will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded to .7655); and all dollar amounts paid with respect to the Call Price on the aggregate number of SPARQS will be rounded to the nearest cent, with one-half cent rounded upward.

                                       Because the Calculation Agent is our
                                       affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the SPARQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution
                                       Adjustments" and "--Market Disruption
                                       Event" below. MS & Co. is obligated to
                                       carry out its duties and functions as
                                       Calculation Agent in good faith and
                                       using its reasonable judgment.

Antidilution Adjustments.........      The Exchange Ratio will be adjusted as
                                       follows:

                                       1. If Texas Instruments Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Texas Instruments Stock.

                                       2. If Texas Instruments Stock is subject
                                       (i) to a stock dividend (issuance of
                                       additional shares of Texas Instruments
                                       Stock) that is given ratably to all
                                       holders of shares of Texas Instruments
                                       Stock or (ii) to a distribution of Texas
                                       Instruments Stock as a result of the
                                       triggering of any provision of the
                                       corporate charter of Texas Instruments,
                                       then once the dividend has become
                                       effective and Texas Instruments Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Texas Instruments Stock and (ii) the prior Exchange Ratio.

                                       3. There will be no adjustments to the
                                       Exchange Ratio to reflect cash dividends or other distributions paid with respect to Texas Instruments Stock other than distributions described in clauses (i),
                                       (iv) and (v) of paragraph 5 below and
                                       Extraordinary Dividends as described
                                       below. A cash dividend or other
                                       distribution with respect to Texas
                                       Instruments Stock will be deemed to be
                                       an "Extraordinary Dividend" if such
                                       dividend or other distribution exceeds
                                       the immediately preceding
                                       non-Extraordinary Dividend for Texas
                                       Instruments Stock by an amount equal to
                                       at least 10% of the Market Price of
                                       Texas Instruments Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Texas Instruments Stock, the Exchange Ratio with respect to Texas Instruments Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Texas Instruments Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                       Dividend for Texas Instruments Stock or
                                       (ii) in the case of cash dividends or
                                       other distributions that do not
                                       constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Texas Instruments Stock described in clause (i), (iv) or
                                       (v) of paragraph 5 below that also
                                       constitutes an Extraordinary Dividend
                                       shall cause an adjustment to the
                                       Exchange Ratio pursuant only to clause
                                       (i), (iv) or (v) of paragraph 5, as
                                       applicable.

                                       4. If Texas Instruments issues rights or warrants to all holders of Texas Instruments Stock to subscribe for or purchase Texas Instruments Stock at an exercise price per share less than the Market Price of Texas Instruments Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of Texas Instruments Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Texas Instruments Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Texas Instruments Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Texas Instruments Stock which the aggregate offering price of the total number of shares of Texas Instruments Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                       5. If (i) there occurs any
                                       reclassification or change of Texas
                                       Instruments Stock, including, without
                                       limitation, as a result of the issuance
                                       of any tracking stock by Texas
                                       Instruments, (ii) Texas Instruments or
                                       any surviving entity or subsequent
                                       surviving entity of Texas Instruments (a
                                       "Texas Instruments Successor") has been
                                       subject to a merger, combination or
                                       consolidation and is not the surviving
                                       entity, (iii) any statutory exchange of
                                       securities of Texas Instruments or any
                                       Texas Instruments Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Texas Instruments is liquidated, (v) Texas Instruments issues to all of its shareholders equity securities of an issuer other than Texas Instruments (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Texas Instruments Stock (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each SPARQS will be adjusted to provide that each holder of SPARQS will receive at maturity, in respect of the $ principal amount of each SPARQS, securities, cash or any other assets distributed to holders of Texas Instruments Stock in or as a result of any such Reorganization Event, including
                                       (i) in the case of the issuance of
                                       tracking stock, the reclassified share
                                       of Texas Instruments Stock, (ii) in the
                                       case of a Spin-off Event, the share of
                                       Texas Instruments Stock with respect to
                                       which the spun-off security was issued,
                                       and (iii) in the case of any other
                                       Reorganization Event where Texas
                                       Instruments Stock continues to be held
                                       by the holders receiving such
                                       distribution, the Texas Instruments
                                       Stock (collectively, the "Exchange
                                       Property"), in an amount with a value
                                       equal to the amount of Exchange Property delivered with respect to a number of shares of Texas Instruments Stock equal to the Exchange Ratio at the time of the Reorganization Event. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the SPARQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Texas Instruments Stock (unless we exercise the Morgan Stanley Call Right) and holders will receive in lieu of any Texas Instruments Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the SPARQS the lesser of (i) the product of (x) the amount of cash received per share of Texas Instruments Stock and (y) the then current Exchange Ratio and (ii) the Call Price calculated as though the date of acceleration were the Call Date (regardless of whether the date of acceleration is a day which occurs prior to April , 2003). If Exchange Property consists of more than one type of property, holders of SPARQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                       For purposes of paragraph 5 above, in
                                       the case of a consummated tender or
                                       exchange offer or going-private
                                       transaction involving Exchange Property
                                       of a particular type, Exchange Property
                                       shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                       No adjustment to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.
                                       Adjustments to the Exchange Ratio will
                                       be made up to the close of business on
                                       the third Trading Day prior to the
                                       Maturity Date.

                                       No adjustments to the Exchange Ratio or
                                       method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of Texas Instruments Stock, including, without limitation, a partial tender or exchange offer for Texas Instruments Stock.

                                       The Calculation Agent shall be solely
                                       responsible for the determination and
                                       calculation of any adjustments to the
                                       Exchange Ratio or method of calculating
                                       the Exchange Ratio and of any related
                                       determinations and calculations with
                                       respect to any distributions of stock,
                                       other securities or other property or
                                       assets (including cash) in connection
                                       with any corporate event described in
                                       paragraph 5 above, and its
                                       determinations and calculations with
                                       respect thereto shall be conclusive in
                                       the absence of manifest error.

                                       The Calculation Agent will provide
                                       information as to any adjustments to the Exchange Ratio or to the method of calculating the amount payable upon exchange at maturity of the SPARQS in accordance with paragraph 5 above upon written request by any holder of the SPARQS.

Market Disruption Event...........     "Market Disruption Event" means, with
                                        respect to Texas Instruments Stock:

                                          (i) a suspension, absence or material
                                          limitation of trading of Texas
                                          Instruments Stock on the primary
                                          market for Texas Instruments Stock for
                                          more than two hours of trading or
                                          during the one-half hour period
                                          preceding the close of the principal
                                          trading session in such market; or a
                                          breakdown or failure in the price and
                                          trade reporting systems of the primary
                                          market for Texas Instruments Stock as
                                          a result of which the reported trading
                                          prices for Texas Instruments Stock
                                          during the last one- half hour
                                          preceding the close of the principal
                                          trading session in such market are
                                          materially inaccurate; or the
                                          suspension, absence or material
                                          limitation of trading on the primary
                                          market for trading in options
                                          contracts related to Texas Instruments
                                          Stock, if available, during the
                                          one-half hour period preceding the
                                          close of the principal trading session
                                          in the applicable market, in each case
                                          as determined by the Calculation Agent
                                          in its sole discretion; and

                                          (ii) a determination by the
                                          Calculation Agent in its sole
                                          discretion that any event described in
                                          clause (i) above materially interfered
                                          with the ability of Morgan Stanley or
                                          any of its affiliates to unwind or
                                          adjust all or a material portion of
                                          the hedge with respect to the SPARQS.

                                       For purposes of determining whether a
                                       Market Disruption Event has occurred:
                                       (1) a limitation on the hours or number
                                       of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                       (2) a decision to permanently
                                       discontinue trading in the relevant
                                       options contract will not constitute a
                                       Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on Texas Instruments Stock by the primary securities market trading in such options, if available, by reason of
                                       (x) a price change exceeding limits set
                                       by such securities exchange or market,
                                       (y) an imbalance of orders relating to
                                       such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Texas Instruments Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Texas Instruments Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default...      In case an event of default with respect
                                       to the SPARQS shall have occurred and be
                                       continuing, the amount declared due and
                                       payable per SPARQS upon any acceleration
                                       of the SPARQS shall be determined by the
                                       Calculation Agent and shall be an amount
                                       in cash equal to the lesser of (i) the
                                       product of (x) the Market Price of Texas
                                       Instruments Stock (and any Exchange
                                       Property) as of the date of such
                                       acceleration and (y) the then current
                                       Exchange Ratio and (ii) the Call Price
                                       calculated as though the date of
                                       acceleration were the Call Date
                                       (regardless of whether the date of
                                       acceleration is a day which occurs prior
                                       to April   , 2003), in each case plus
                                       accrued but unpaid interest to but
                                       excluding the date of acceleration;
                                       provided that if we have called the
                                       SPARQS in accordance with the Morgan
                                       Stanley Call Right, the amount declared
                                       due and payable upon any such
                                       acceleration shall be an amount in cash
                                       for each SPARQS equal to the Call Price
                                       for the Call Date specified in our
                                       notice of mandatory exchange, plus
                                       accrued but unpaid interest to but
                                       excluding the date of acceleration.

Texas Instruments Stock;
Public Information...............      Texas Instruments is a global
                                       semiconductor company and a designer and supplier of digital signal processors and analog integrated circuits. Texas
                                       Instruments Stock is registered under
                                       the Exchange Act. Companies with
                                       securities registered under the Exchange
                                       Act are required to file periodically
                                       certain financial and other information
                                       specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450
                                       Fifth Street, N.W., Washington, D.C.
                                       20549, and copies of such material can
                                       be obtained from the Public Reference
                                       Section of the Commission, 450 Fifth
                                       Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Texas
                                       Instruments pursuant to the Exchange Act can be located by reference to Commission file number 1-3761. In addition, information regarding Texas
                                       Instruments may be obtained from other
                                       sources including, but not limited to,
                                       press releases, newspaper articles and
                                       other publicly disseminated documents.
                                       We make no representation or warranty as to the accuracy or completeness of such information.

                                       This pricing supplement relates only to
                                       the SPARQS offered hereby and does not
                                       relate to Texas Instruments Stock or
                                       other securities of Texas Instruments.
                                       We have derived all disclosures
                                       contained in this pricing supplement
                                       regarding Texas Instruments from the
                                       publicly available documents described
                                       in the preceding paragraph. Neither we
                                       nor the Agent has participated in the
                                       preparation of such documents or made
                                       any due diligence inquiry with respect
                                       to Texas Instruments in connection with
                                       the offering of the SPARQS. Neither we
                                       nor the Agent makes any representation
                                       that such publicly available documents
                                       or any other publicly available
                                       information regarding Texas Instruments
                                       is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Texas Instruments Stock (and therefore the price of Texas Instruments Stock at the time we price the SPARQS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Texas Instruments could affect the value received at maturity with respect to the SPARQS and therefore the trading prices of the SPARQS.

                                       Neither we nor any of our affiliates
                                       makes any representation to you as to
                                       the performance of Texas Instruments
                                       Stock.

                                       We and/or our affiliates may presently
                                       or from time to time engage in business
                                       with Texas Instruments, including
                                       extending loans to, or making equity
                                       investments in, Texas Instruments or
                                       providing advisory services to Texas
                                       Instruments, including merger and
                                       acquisition advisory services. In the
                                       course of such business, we and/or our
                                       affiliates may acquire non-public
                                       information with respect to Texas
                                       Instruments, and neither we nor any of
                                       our affiliates undertakes to disclose
                                       any such information to you. In
                                       addition, one or more of our affiliates
                                       may publish research reports with
                                       respect to Texas Instruments. The
                                       statements in the preceding two
                                       sentences are not intended to affect the rights of holders of the SPARQS under the securities laws. As a prospective purchaser of SPARQS, you should undertake an independent investigation of Texas Instruments as in your judgment is appropriate to make an informed decision with respect to an investment in Texas Instruments Stock.

Historical Information...........      The following table sets forth the
                                       published high and low Market Prices of
                                       Texas Instruments Stock during 1999,
                                       2000, 2001 and 2002 through March 21,
                                       2002. The Market Price of Texas
                                       Instruments Stock on March 21, 2002 was
                                       $34.16. We obtained the Market Prices
                                       and other information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.
                                       You should not take the historical
                                       prices of Texas Instruments Stock as an
                                       indication of future performance. The
                                       price of Texas Instruments Stock may
                                       decrease so that at maturity you will
                                       receive an amount of Texas Instruments
                                       Stock worth less than the principal
                                       amount of the SPARQS. We cannot give you any assurance that the price of Texas
                                       Instruments Stock will increase so that
                                       at maturity you will receive an amount
                                       of Texas Instruments Stock worth more
                                       than the principal amount of the SPARQS.
                                       To the extent that the Market Price at
                                       maturity of shares of Texas Instruments
                                       Stock at the Exchange Ratio is less than the Issue Price of the SPARQS and the shortfall is not offset by the coupon paid on the SPARQS, you will lose money on your investment.


                                          High       Low      Dividends
                                         -----       ---      ---------
(CUSIP 882508104)

1999
First Quarter...................        $ 26.25    $ 21.63    $  .02125
Second Quarter..................          36.00      25.00       .02125
Third Quarter...................          45.81      33.81       .02125
Fourth Quarter..................          54.24      38.88       .02125
2000
First Quarter...................          93.81      46.75       .02125
Second Quarter..................          87.75      64.00       .02125
Third Quarter...................          73.50      47.00       .02125
Fourth Quarter..................          52.81      36.88       .02125
2001
First Quarter...................          52.06      29.15       .02125
Second Quarter .................          41.86      27.50       .02125
Third Quarter ..................          38.15      21.73       .02125
Fourth Quarter..................          33.88      23.14       .02125

                                          High       Low      Dividends
                                          ----       ---      ---------
2002
First Quarter                             35.71      25.75       .02125
   (through March 21, 2002).....

                                       Historical prices have been adjusted for two 2-for-1 stock splits, which became effective in the second quarter of 2000 and the third quarter of 1999.

                                       We make no representation as to the
                                       amount of dividends, if any, that Texas
                                       Instruments will pay in the future. In
                                       any event, as a holder of the SPARQS,
                                       you will not be entitled to receive
                                       dividends, if any, that may be payable
                                       on Texas Instruments Stock.

Use of Proceeds and Hedging......      The net proceeds we receive from the
                                       sale of the SPARQS will be used for
                                       general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the SPARQS. See also "Use of Proceeds" in the accompanying prospectus.

                                       On or prior to the date of this pricing
                                       supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the SPARQS by taking positions in Texas Instruments Stock, in options contracts on Texas Instruments Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the SPARQS. Purchase activity could potentially increase the price of Texas Instruments Stock, and therefore effectively increase the level at which Texas Instruments Stock must trade before you would receive at maturity an amount of Texas Instruments Stock worth as much as or more than the principal amount of the SPARQS. Although we have no reason to believe that our hedging activity will have a material impact on the price of Texas Instruments Stock, we cannot give any assurance that we will not affect such price as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the SPARQS by purchasing and selling Texas Instruments Stock, options contracts on Texas Instruments Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information Concerning
Plan of Distribution.............      Under the terms and subject to
                                       conditions contained in the U.S.
                                       distribution agreement referred to in
                                       the prospectus supplement under "Plan of
                                       Distribution," the Agent, acting as
                                       principal for its own account, has
                                       agreed to purchase, and we have agreed
                                       to sell, the principal amount of SPARQS
                                       set forth on the cover of this pricing
                                       supplement. The Agent proposes initially
                                       to offer the SPARQS directly to the
                                       public at the public offering price set
                                       forth on the cover page of this pricing
                                       supplement plus accrued interest,
                                       if any, from the Original Issue Date;
                                       provided that the price will be $   per
                                       SPARQS and the underwriting discounts
                                       and commissions will be $   per SPARQS
                                       for purchasers of 100,000 or more SPARQS
                                       in any single transaction, subject to the
                                       holding period requirements described
                                       below. The Agent may allow a concession
                                       not in excess of   % of the principal
                                       amount of the SPARQS to other dealers. We
                                       expect to deliver the SPARQS against
                                       payment therefor in New York, New York on
                                       April   , 2002. After the initial
                                       offering of the SPARQS, the Agent may
                                       vary the offering price and other selling terms from time to time.

                                       Where an investor purchases 100,000 or
                                       more SPARQS in a single transaction at
                                       the reduced price, approximately   % of
                                       the SPARQS purchased by the investor
                                       (the "Delivered SPARQS") will be
                                       delivered on the Settlement Date. The
                                       balance of approximately    % of the
                                       SPARQS (the "Escrowed SPARQS") purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered SPARQS have held all of the Delivered SPARQS for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered SPARQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed SPARQS will be forfeited by the investor and not delivered to it. The Escrowed SPARQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per SPARQS for such investors to 100% of the principal amount of the SPARQS. Should investors who are subject to the holding period requirement sell their SPARQS once the holding period is no longer applicable, the market price of the SPARQS may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                       In order to facilitate the offering of
                                       the SPARQS, the Agent may engage in
                                       transactions that stabilize, maintain or otherwise affect the price of the SPARQS or Texas Instruments Stock.
                                       Specifically, the Agent may sell more
                                       SPARQS than it is obligated to purchase
                                       in connection with the offering or may
                                       sell Texas Instruments Stock it does not own, creating a naked short position in the SPARQS or Texas Instruments Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the SPARQS or Texas Instruments Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the SPARQS or Texas Instruments Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, SPARQS or Texas Instruments Stock in the open market to stabilize the price of the SPARQS. Any of these activities may raise or maintain the market price of the SPARQS above independent market levels or prevent or retard a decline in the market price of the SPARQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension Plans
and Insurance Companies..........      Each fiduciary of a pension,
                                       profit-sharing or other employee benefit plan subject to the Employee Retirement
                                       Income Security Act of 1974, as amended
                                       ("ERISA"), (a "Plan") should consider
                                       the fiduciary standards of ERISA in the
                                       context of the Plan's particular
                                       circumstances before authorizing an
                                       investment in the SPARQS. Accordingly,
                                       among other factors, the fiduciary
                                       should consider whether the investment
                                       would satisfy the prudence and
                                       diversification requirements of ERISA
                                       and would be consistent with the
                                       documents and instruments governing the
                                       Plan.

                                       In addition, we and certain of our
                                       subsidiaries and affiliates, including
                                       MS & Co. and Morgan Stanley DW Inc.
                                       (formerly Dean Witter Reynolds Inc.)
                                       ("MSDWI"), may each be considered a
                                       "party in interest" within the meaning
                                       of ERISA, or a "disqualified person"
                                       within the meaning of the Internal
                                       Revenue Code of 1986, as amended (the
                                       "Code"), with respect to many Plans, as
                                       well as many individual retirement
                                       accounts and Keogh plans (also "Plans").
                                       Prohibited transactions within the
                                       meaning of ERISA or the Code would
                                       likely arise, for example, if the SPARQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the SPARQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                       The U.S. Department of Labor has issued
                                       five prohibited transaction class
                                       exemptions ("PTCEs") that may provide
                                       exemptive relief for direct or indirect
                                       prohibited transactions resulting from
                                       the purchase or holding of the SPARQS.
                                       Those class exemptions are PTCE 96-23
                                       (for certain transactions determined by
                                       in-house asset managers), PTCE 95-60
                                       (for certain transactions involving
                                       insurance company general accounts),
                                       PTCE 91-38 (for certain transactions
                                       involving bank collective investment
                                       funds), PTCE 90-1 (for certain
                                       transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                       Because we may be considered a party in
                                       interest with respect to many Plans, the SPARQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not
                                       prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the SPARQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                       Under ERISA, assets of a Plan may
                                       include assets held in the general
                                       account of an insurance company which
                                       has issued an insurance policy to such
                                       plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the SPARQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                       In addition to considering the
                                       consequences of holding the SPARQS,
                                       employee benefit plans subject to ERISA
                                       (or insurance companies deemed to be
                                       investing ERISA plan assets) purchasing
                                       the SPARQS should also consider the
                                       possible implications of owning Texas
                                       Instruments Stock upon exchange of the
                                       SPARQS at maturity. Purchasers of the
                                       SPARQS have exclusive responsibility for ensuring that their purchase and holding of the SPARQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation.........................      The following summary is based on the
                                       advice of Davis Polk & Wardwell, our
                                       special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the SPARQS purchasing the SPARQS at the Issue Price, who will hold the SPARQS as capital assets within the meaning of
                                       Section 1221 of the Code. This summary
                                       is based on the Code, administrative
                                       pronouncements, judicial decisions and
                                       currently effective and proposed
                                       Treasury Regulations, changes to any of
                                       which subsequent to the date of this
                                       pricing supplement may affect the tax
                                       consequences described herein. This
                                       summary does not address all aspects of
                                       U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a SPARQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the SPARQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                       General

                                       Pursuant to the terms of the SPARQS, we
                                       and every holder of a SPARQS agree (in
                                       the absence of an administrative
                                       determination or judicial ruling to the
                                       contrary) to characterize a SPARQS for
                                       all tax purposes as an investment unit
                                       consisting of the following components
                                       (the "Components"): (A) a terminable
                                       contract (the "Terminable Forward
                                       Contract") that (i) requires the holder
                                       of the SPARQS (subject to the Morgan
                                       Stanley Call Right) to purchase, and us
                                       to sell, for an amount equal to $   (the
                                       "Forward Price"), Texas Instruments
                                       Stock at maturity and (ii) allows us,
                                       upon exercise of the Morgan Stanley Call
                                       Right, to terminate the Terminable
                                       Forward Contract by returning to the
                                       holder the Deposit (as defined below)
                                       and paying to the holder an amount of
                                       cash equal to the difference between the Deposit and the Call Price; and (B) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Texas Instruments Stock (the "Deposit"), which Deposit bears an annual yield of % per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the SPARQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the SPARQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Terminable Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the SPARQS, we will allocate 100% of the Issue Price of the SPARQS to the Deposit and none to the Terminable Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the SPARQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the SPARQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the SPARQS or instruments similar to the SPARQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the SPARQS. Due to the absence of authorities that directly address instruments that are similar to the SPARQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the SPARQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SPARQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the SPARQS (including alternative characterizations of the SPARQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                       U.S. Holders

                                       As used herein, the term "U.S. Holder"
                                       means an owner of a SPARQS that is, for
                                       U.S. federal income tax purposes, (i) a
                                       citizen or resident of the United
                                       States, (ii) a corporation created or
                                       organized under the laws of the United
                                       States or any political subdivision
                                       thereof or (iii) an estate or trust the
                                       income of which is subject to United
                                       States federal income taxation
                                       regardless of its source.

                                       Tax Treatment of the SPARQS

                                       Assuming the characterization of the
                                       SPARQS and the allocation of the Issue
                                       Price as set forth above, Tax Counsel
                                       believes that the following U.S. federal income tax consequences should result.

                                       Quarterly Payments on the SPARQS. To the extent attributable to the yield on the Deposit, quarterly payments on the SPARQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the SPARQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                       Tax Basis. Based on our determination
                                       set forth above, the U.S. Holder's tax
                                       basis in the Terminable Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                       Settlement of the Terminable Forward
                                       Contract. Upon maturity of the
                                       Terminable Forward Contract, a U.S.
                                       Holder would, pursuant to the Terminable
                                       Forward Contract, be deemed to have
                                       applied the Forward Price toward the
                                       purchase of Texas Instruments Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Texas Instruments Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                       With respect to any Texas Instruments
                                       Stock received upon maturity, the U.S.
                                       Holder would have an adjusted tax basis
                                       in the Texas Instruments Stock equal to
                                       the pro rata portion of the Forward
                                       Price allocable to it. The allocation of the Forward Price between cash and Texas Instruments Stock should be based on the amount of the cash received and the relative fair market value of Texas Instruments Stock as of the Maturity Date. The holding period for any Texas Instruments Stock received would start on the day after the maturity of the SPARQS.

                                       U.S. Holders should note that while any
                                       accrued but unpaid interest on the
                                       Deposit and any Contract Fees would be
                                       taxable as ordinary income, any gain or
                                       loss recognized upon the final
                                       settlement of the Terminable Forward
                                       Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a SPARQS.

                                       Sale, Exchange or Early Retirement of
                                       the SPARQS. Upon a sale or exchange of a SPARQS prior to the maturity of the SPARQS or upon their retirement prior to maturity pursuant to the Morgan Stanley Call Right, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the SPARQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the SPARQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the SPARQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a SPARQS.

                                       Possible Alternative Tax Treatments of
                                       an Investment in the SPARQS

                                       Due to the absence of authorities that
                                       directly address the proper
                                       characterization of the SPARQS, no
                                       assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a SPARQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                       If the IRS were successful in asserting
                                       that the Contingent Payment Regulations
                                       applied to the SPARQS, the timing and
                                       character of income thereon would be
                                       significantly affected. Among other
                                       things, a U.S. Holder would be required
                                       to accrue as original issue discount
                                       income, subject to adjustments, at a
                                       "comparable yield"
                                       on the Issue Price. In addition, a U.S.
                                       Holder would recognize income upon
                                       maturity of the SPARQS to the extent
                                       that the value of Texas Instruments
                                       Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the SPARQS would generally be treated as ordinary income.

                                       Even if the Contingent Payment
                                       Regulations do not apply to the SPARQS,
                                       other alternative federal income tax
                                       characterizations or treatments of the
                                       SPARQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the SPARQS. It is possible, for example, that a SPARQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the SPARQS.

                                       Constructive Ownership

                                       Section 1260 of the Code treats a
                                       taxpayer owning certain types of
                                       derivative positions in property as
                                       having "constructive ownership" in that
                                       property, with the result that all or a
                                       portion of the long term capital gain
                                       recognized or deemed to be recognized
                                       (as described below) by such taxpayer
                                       with respect to the derivative position
                                       would be recharacterized as ordinary
                                       income. Although Section 1260 in its
                                       current form does not apply to the
                                       SPARQS, Section 1260 authorizes the
                                       Treasury Department to promulgate
                                       regulations (possibly with retroactive
                                       effect) to expand the application of the "constructive ownership" regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the SPARQS. If Section 1260 were to apply to the SPARQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a SPARQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the SPARQS and disposed of the underlying stock upon disposition (including retirement) of the SPARQS. Section 1260, if applicable, would require a U.S. Holder that receives shares of Texas Instruments Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the SPARQS at maturity for fair market value. In addition,
                                       Section 1260 would impose an interest
                                       charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the SPARQS.

                                       Backup Withholding and Information
                                       Reporting

                                       A U.S. Holder of a SPARQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                        Annex A

                      Hypothetical Call Price Calculations

The following tables set forth sample calculations of the Call Price for hypothetical Call Dates of April 18, 2003, May 12, 2003 and September 15, 2003 (the scheduled Maturity Date) based on the following hypothetical terms:

         o        Original Issue Date: April 17, 2002
         o Interest Payment Dates: Each March 15, June 15, September 15 and December 15, beginning June 15, 2002
         o Yield to Call: 22.50% per annum (computed on the basis of a 360-day year of twelve 30-day months)
         o        Issue Price: $34.00 per SPARQS
         o        Interest Rate: 8% per annum

The Call Price with respect to any Call Date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to and including the Call Date (i.e., the Call Price and all of the interest payments on each SPARQS), discounted to the Original Issue Date from the applicable payment date at the hypothetical Yield to Call rate of 22.50% per annum, equals the Issue Price.

The Call Price in each of the hypothetical examples shown below is determined as follows:

         o The known cash flows on the SPARQS, i.e., the interest payments, are discounted to their present value on the Original Issue Date at the applicable Discount Factor, based on a rate equal to the Yield to Call. The sum of these present values equals the present value on the Original Issue Date of all of the interest payments payable on the SPARQS to and including the applicable Call Date.

                  o For example, the present value of all of the interest payments for the hypothetical Call Date of April 18, 2003 is $2.4129 ($.4241 + $.6256 + $.5946 + $.5652 + $.2034).

         o Since the present value of all payments on the SPARQS to and including the Call Date must equal the Issue Price, we can determine the present value of the applicable Call Price by subtracting the sum of the present values of the interest payments from the Issue Price.

                  o For example, for the hypothetical Call Date of April 18, 2003, the present value of the Call Price is $31.5871 ($34.00 - $2.4129).

         o The Call Price is then derived by determining the amount that, when discounted to the Original Issue Date from the applicable Call Date at the applicable Discount Factor, equals the present value of the Call Price.

                  o For the hypothetical Call Date of April 18, 2003, the Call Price is therefore $38.7160, which is the amount that if paid on April 18, 2003 has a present value on the Original Issue Date of $31.5871, based on the applicable Discount Factor.

                                     o o o

The Call Prices calculated in the following tables are based upon the hypothetical terms set forth above and three sample Call Dates. The actual amount you will receive if we call the SPARQS will depend upon the actual terms of the SPARQS and the actual Call Date.

                          Call Date of April 18, 2003
                          ---------------------------


                                                 Accrued but
                                                   Unpaid
                                    Interest      Interest                    Total Cash        Days from
                     Issue Price    Payments     Received on    Call Price    Received on     Original Issue
Payment Date             Paid       Received      Call Date     Received(1)    Payment Date       Date(2)
------------         -----------    --------     -----------    ----------    ------------    --------------

April 17, 2002      ($34.0000)        --            --              --            --               0

June 15, 2002           --          $.4382          --              --          $.4382            58

September 15,           --          $.6800          --              --          $.6800           148
2002

December 15,            --          $.6800          --              --          $.6800           238
2002

March 15, 2003          --          $.6800          --              --          $.6800           328

April 18, 2003          --            --           $.2493           --          $.2493           361

Call Date (April        --            --            --           $38.7160     $38.7160           361
18, 2003


                                                        Present Value
                                                         at Original
                                                        Issue Date of
                        Years from                      Cash Received
                      Original Issue     Discount         on Payment
                           Date        Factor at Yield  Date at Yield
Payment Date          (Days(2)/360)      to Call(3)        to Call
------------          --------------   ---------------  -------------

April 17, 2002          0.0000000       100.00000%            --

June 15, 2002            .1611111        96.78327%         $.4241

September 15,            .4111111        91.99543%         $.6256
2002

December 15,             .6611111        87.44445%         $.5946
2002

March 15, 2003           .9111111        83.11860%         $.5652

April 18, 2003          1.0027778        81.58665%         $.2034

Call Date (April        1.0027778        81.58665%       $31.5871
18, 2003                                                 --------

                                                  Total: $34.0000

Total amount received on the Call Date: $38.9653
Total amount received over the term of the SPARQS: $41.4435

-------------------

1 The Call Price is the dollar amount that has a present value of $31.5871 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 22.5%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $34.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =     1
                        --------
                        1.225(x), where x is Years from Original Issue Date.

                           Call Date of May 12, 2003
                           -------------------------


                                                 Accrued but
                                                   Unpaid
                                    Interest      Interest                     Total Cash       Days from
                     Issue Price    Payments     Received on    Call Price    Received on     Original Issue
Payment Date             Paid       Received      Call Date     Received(1)   Payment Date       Date(2)
------------         -----------    --------     -----------    ----------    ------------    --------------

April 17, 2002       ($34.0000)        --            --            --              --              0

June 15, 2002           --           $.4382          --            --             $.4382          58

September 15,           --           $.6800          --            --             $.6800         148
2002

December 15,            --           $.6800          --            --             $.6800         238
2002

March 15, 2003          --           $.6800          --            --             $.6800         328

May 12, 2003            --             --          $.4307          --             $.4307         385

Call Date (May          --             --            --           $39.0653      $39.0653         385
12, 2003)


                                                        Present Value
                                                         at Original
                                                        Issue Date of
                        Years from                      Cash Received
                      Original Issue     Discount         on Payment
                           Date       Factor at Yield   Date at Yield
Payment Date          (Days(2)/360)      to Call(3)        to Call
------------          --------------   ---------------  -------------

April 17, 2002         0.0000000       100.00000%            --

June 15, 2002           .1611111        96.78327%         $.4241

September 15,           .4111111        91.99543%         $.6256
2002

December 15,            .6611111        87.44445%         $.5946
2002

March 15, 2003          .9111111        83.11860%         $.5652

May 12, 2003           1.0694444        80.49026%         $.3467

Call Date (May         1.0694444        80.49026%       $31.4438
12, 2003)                                               --------

                                               Total:   $34.0000

Total amount received on the Call Date: $39.4960
Total amount received over the term of the SPARQS: $41.9742

-------------------

1 The Call Price is the dollar amount that has a present value of $31.4438 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 22.5%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $34.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =   1
                      ------
                      1.225(x), where x is Years from Original Issue Date.

                Call Date of September 15, 2003 (Maturity Date)
                -----------------------------------------------


                                                 Accrued but
                                                   Unpaid
                                    Interest      Interest                      Total Cash       Days from
                     Issue Price    Payments     Received on    Call Price     Received on     Original Issue
Payment Date             Paid       Received      Call Date     Received(1)    Payment Date       Date(2)
------------         -----------    --------     -----------    ----------     ------------    --------------

April 17, 2002       ($34.0000)         --            --            --             --                0

June 15, 2002           --            $.4382          --            --            $.4382            58

September 15,           --            $.6800          --            --            $.6800           148
2002

December 15,            --            $.6800          --            --            $.6800           238
2002

March 15, 2003          --            $.6800          --            --            $.6800           328

June 15, 2003           --            $.6800          --            --            $.6800           418

September 15,           --              --          $.6800          --            $.6800           508
2003

Call Date               --              --            --         $40.9365       $40.9365           508
(September 15,
2003)


                                                        Present Value
                                                          at Original
                                                        Issue Date of
                        Years from                      Cash Received
                      Original Issue      Discount        on Payment
                           Date        Factor at Yield  Date at Yield
Payment Date          (Days(2)/360)      to Call(3)        to Call
------------          --------------   ---------------  -------------

April 17, 2002         0.0000000       100.00000%            --

June 15, 2002           .1611111        96.78327%         $.4241

September 15,           .4111111        91.99543%         $.6256
2002

December 15,            .6611111        87.44445%         $.5946
2002

March 15, 2003          .9111111        83.11860%         $.5652

June 15, 2003          1.1611111        79.00675%         $.5372

September 15,          1.4111111        75.09831%         $.5107
2003

Call Date              1.4111111        75.09831%       $30.7426
(September 15,                                          --------
2003)

                                               Total:   $34.0000

Total amount received on the Call Date: $41.6165
Total amount received over the term of the SPARQS: $44.7747

-------------------

1 The Call Price is the dollar amount that has a present value of $30.7426 discounted to the Original Issue Date from the Call Date at the Yield to Call rate of 22.5%, so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the Call Price is equal to the Issue Price of $34.00.

2    Based upon a 360-day year of twelve 30-day months.

3    Discount Factor =     1
                      -------
                      1.225(x), where x is Years from Original Issue Date.

                        MORGAN STANLEY DEAN WITTER & CO.